EXHIBIT 10.2
Cooper Industries
P.O. Box 4446
Houston, TX 77210-4446
600 Travis, Suite 5800
Houston, TX 77002-1001
Phone:(713) 209-8406
Fax:(713) 209-8977

Kirk S. Hachigian
Chairman and Chief Executive Officer
September 1, 2006
Mr. David R. Sheil
26 Treasure Cove
The Woodlands, Texas 77381
Re: Transition Arrangements
Dear Dave:
Over the last few weeks, we have had discussions regarding management transition and succession planning at Cooper Industries, Ltd. (“Cooper”). Ultimately, the decision was made that you would step down as Senior Vice President, Human Resources & Chief Administrative Officer by January 2, 2007. To avoid any misunderstanding as we move forward, I am writing to document our understandings and agreements on these matters (“the Agreement”).
Public Statement and Management Transition
On August 29, 2006, you notified your immediate staff of your decision to step down as Senior Vice President, Human Resources & Chief Administrative Officer. You will continue to explain this decision and the timing of the communication in the context of the senior management transition at Cooper. Following this communication, in addition to your normal responsibilities, you will participate in such communications with Cooper management and other parties as may be necessary or helpful to ensure that this management transition will not have any adverse impact on current and future operations, management of ongoing legal or personnel matters, and/or financial results at Cooper. If Cooper appoints a successor who takes the position of Senior Vice President, Human Resources & Chief Administrative Officer before January 2, 2007, you will remain actively employed at Cooper at the same salary in the position of Special Advisor to the CEO, focusing on issues at Kirk Hachigian’s direction until January 2, 2007, and you will report directly to Mr. Hachigian.
Sometime after discussions with your immediate staff, we will make informal internal announcements about this matter. Again, your decision to step down as Senior Vice President, Human Resources & Chief Administrative Officer will be explained in the context of the management transition and your personal plans. All subsequent communications and statements, whether by you or Cooper management, will be consistent with this rationale and related statements. You agree that you will not disparage or demean Cooper or its management by making any negative comments about Cooper or its management, and Cooper agrees that members of its management will not disparage or demean you. All requests for employment records or data relating to you will be referred to Cooper’s Human Resources Department. Any other requests for information about your employment with Cooper will be referred directly to Kirk Hachigian.
Following these communications and announcements, you will remain in your current position as Senior Vice President, Human Resources & Chief Administrative Officer with the same duties and responsibilities as in the past until January 2, 2007. During this period, your base salary will remain at its current level ($32,375 per month).
In the absence of your death, disability, voluntary resignation or termination for Cause, the Company agrees that it will not terminate your employment prior to January 2, 2007. As used herein, the term “Cause” means an act or acts of personal dishonesty taken by you and intended to result in the personal enrichment of you or your beneficiary at the expense of the Company; b) repeated failures by you to perform faithfully, efficiently and in an ethical, professional manner your duties, obligations and responsibilities for Cooper, which failures are demonstrably willful and deliberate on your part and which are not remedied after sixty (60) days written notice from the Company identifying those failures; or c) if you are convicted on felony charges.
Compensation and Benefits
We have mutually agreed that your active employment will cease as of January 2, 2007, but that you will continue to receive your current salary ($32,375 per month) through June 30, 2007, (“the salary continuation period”). These guaranteed payments exceed and are in lieu of benefits for which you may be eligible under Cooper’s Separation Allowance Plan and will continue even if you should find alternate employment. In the event you remain unemployed as of July 1, 2007, despite a diligent and ongoing job search, we have agreed that your salary continuation period may be extended for up to six (6) additional months on a month-to-month basis through December 31, 2007. We have agreed that your employment as a consultant on a temporary or part-time basis during the period from July 1, 2007 through December 31, 2007 will not impact your salary continuation period, and you will be eligible to continue to receive such benefits even if you are employed on a temporary or part-time basis (less than thirty hours per week). You understand and agree that you will not earn bonuses or vacation during the salary continuation period and that your salary continuation payments include any vacation pay which may have accrued prior to the end of your active employment.
In accordance with the Sections IV and VI of the Cooper Industries Amended and Restated Management Annual Incentive Plan, you agree that you will not be eligible to receive any portion of the 2006 Management Annual Incentive Award, which is hereby forfeited in its entirety.
Group insurance coverage, i.e., life, medical and dental, will continue for 18 months following your termination date at active employee rates, unless you sooner receive alternate coverage with another employer, even if this alternate coverage is less comprehensive. You have agreed to notify us if and when such coverage becomes effective. You will continue to be responsible for the appropriate employee contributions toward medical and dental insurance in order to be eligible for coverage. Such contributions will be on the same basis as if you were an active employee. The group insurance coverage described in this paragraph will run concurrent with any COBRA obligations. Under separate cover you will receive a COBRA election form reflecting the active employee coverage rates described herein. Other non-contributory welfare benefits (business travel & accident) will terminate on your last day of active employment. Voluntary optional life and AD&D coverage may be continued through ongoing contributions.
Outplacement
Cooper will provide you access to executive outplacement services through Right Management Consultants at Company expense for up to one year from termination of your active employment, beginning no later than January 2, 2007 and ending no later than January 2, 2008.
Pension and Co-Sav Participation
You will continue to accrue benefits under the Cooper Salaried Pension Account Plan and the Cooper Savings Plan (CO-SAV) on the same terms as other salaried employees in the United States through December 31, 2006. As you know, we are making major changes to our pension and CO-SAV programs in 2006/2007. In implementing these changes, your benefits will be administered in the same manner as other employees. Effective on the date of your termination, you will have several options for handling your CO-SAV account. First, you may roll over your CO-SAV monies to a future employer’s pension or 401(k) plan, assuming that employer allows such transfers, or to an Individual Retirement Account. You may also leave your monies in your CO-SAV account and withdraw these monies, without penalty, at any time so long as you are retired. If you choose this approach, you may continue to select your investment options, as you have done in the past. You will not receive further contributions from the Company to either of these Plans after January 2, 2007, unless the Company determines in its sole discretion, during your salary continuation period, that other individuals who receive similar salary continuation after termination of their active employment during 2007 are eligible for contributions to either of these Plans. In the event that the Company determines that such individuals are eligible for Company contributions, you will likewise be considered eligible for Company contributions on the same terms. In the event that the Company does not determine that such individuals are eligible for Company contributions before January 2, 2007, you will not receive further contributions from the Company to either of the Plans after January 2, 2007.
Stock Options
According to our records, you currently hold Incentive Stock Options (ISO) and Non-Qualified Stock Option (NSO) grants (as used in this and the following section of this letter, all capitalized terms are as defined in the Stock Incentive Plan and, where relevant, in the Executive Stock Incentive Agreement between you and Cooper). A summary of current vested and non-vested options issued to you is attached. Non-qualified stock options granted to you pursuant to an agreement dated February 13, 2006, will terminate automatically on January 2, 2007 in accordance with Section 1(a) of such agreement, since you will not be actively employed for one (1) year following the grant date. Non-qualified stock options granted to you pursuant to agreements dated February 10, 2004 and February 8, 2005 will continue to vest in accordance with the terms of such agreements as if you were actively employed through February 10, 2007.

Other than the vesting described in the preceding sentence, no additional vesting of stock options shall occur following your termination of employment. All vested options will remain exercisable through the earlier of (1) the last day of the original option term specified under the applicable option award agreement, (2) the last day of your salary continuation period, including any extensions and no later than December 31, 2007; or (3) December 31, 2007, after which date all outstanding options will automatically terminate and cease to be exercisable. Consequently, in the event you elect to exercise any options, you must do so prior to that date.
Performance Shares
In 2004, 2005 and 2006, you entered into Executive Stock Incentive Agreements with Cooper under which you are eligible to earn Performance Shares under the Stock Incentive Plan based upon Cooper’s cumulative annual growth rate of Earnings Per Share (EPS) over a defined performance cycle (2004-2006, 2005-2007, and 2006-2008).
Under the terms of the 2004 Executive Stock Incentive Agreement between you and Cooper, you are eligible to earn up to a maximum of 15,400 shares of Cooper common stock based upon the Company’s cumulative EPS performance during the 2004-2006 performance cycle. We have agreed that, in accordance with the terms of the 2004 Executive Stock Incentive Agreement, so long as you remain actively employed through December 31, 2006, you will receive the number of shares earned during the cycle based on the Company’s EPS performance as certified by the MD&C Committee. These shares will be distributed in February 2007, together with dividends equivalent on those shares accrued during the performance cycle.
You will not be eligible for any payments or distributions under the terms of the 2005 and 2006 Executive Stock Incentive Agreements between you and Cooper or any later Executive Incentive Agreement, which will become null and void immediately on the date of termination of your active employment with the Company.
Restricted Stock Units
In 2002, you were awarded 24,000 Restricted Stock Units (“RSUs”) which were subject to restrictions for 3-5 years. Restrictions on 16,000 of those RSUs have lapsed and those shares have been awarded to you. In accordance with the terms of your Executive Restricted Stock Agreement, restrictions on the remaining 8,000 shares are scheduled to lapse on December 31, 2006 provided that you are actively employed with the Cooper on that date.
Management Continuity Agreement/Change-In-Control Benefits
In 2006, you entered into a Management Continuity Agreement (“MCA”) with Cooper that contains provisions that would apply in the event that a corporate Change-In-Control took place and you were terminated or resigned with “Good Reason.” This provision is known as a “double trigger” as both events must take place in order for benefits to become due under the MCA. We have agreed that the MCA will terminate and become null and void on December 31, 2006, and this further constitutes notice as required by any MCA that you will not be eligible for any payments or benefits under any MCA with Cooper for any corporate change of control that takes place after December 31, 2006.

Non-Competition and Non-Solicitation
In your period of employment with Cooper, the nature of your duties were such that you had access to confidential and proprietary information, including: Company policies, objectives, strategies and long-range plans, and plans for market and product development that are not now and will not later become part of the public domain. As a result, we have requested and you have agreed that under no circumstance would you use such information gained in your position with Cooper to the advantage of any competitor or to the disadvantage of Cooper. We are also in agreement that you will not take with you any documents or copies of documents or use in any way, directly or indirectly, any confidential or proprietary information which you have gained during your employment with Cooper.
Recognizing the nature and scope of your responsibilities while employed as Senior Vice President Human Resources and Chief Administrative Officer and with Cooper’s promise that it will continue to provide to you highly sensitive information regarding human resources and administrative matters at Cooper and the payments described above, we have agreed that for the period beginning from January 3, 2007 to December 31, 2008, you will not become an employee, officer, director, agent, contractor or consultant of, or advisor to, a corporation that is in competition with Cooper as defined in Exhibit A and in the paragraph 10 of Executive Employment Agreement, which is incorporated herein by reference. You may become associated with a consulting firm or similar organization provided no work is done by you for or on behalf of competitors to Cooper as defined in Exhibit A. We have further agreed that in the event this provision of this Agreement is breached by you, Cooper may cease all payments and benefits provided in this Agreement and that Cooper will be entitled to seek an immediate injunction against such breach from a court of competent jurisdiction pending resolution of any dispute. You agree that the duration and scope of the preceding non-compete provisions and those in the Executive Employment Agreement are reasonable and impose no greater restraint that necessary to protect Cooper’s proprietary and confidential information and other important business interests.
During the remainder of your employment with Cooper and for a period of twenty-four months following the termination of your active employment and no sooner than December 31, 2008, you agree that you will not, on behalf of yourself or any other person, firm, company business or other legal entity, directly or indirectly, employ, solicit, influence, or attempt to influence any management, sales, technical design or engineering employee, representative or advisor of the Company to terminate his or her employment relationship with the Company and/or to work in any manner for you, or any entity affiliated with you. Additionally, during the twelve months following the termination of your active employment, you agree that you will not solicit, call upon, initiate communications or attempt to initiate communications with any vendor or customer of Cooper or assist any person or entity in doing so for the purpose of selling or providing products similar to or competitive with those manufactured by Cooper.
In the event that you violate any of these obligations, you agree to be responsible for all costs and fees, including but not limited to reasonable attorney’s fees, incurred by Cooper in enforcing such obligations. The assertion or existence of any breach by Cooper or claim by you against Cooper, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of these provisions of this Agreement.

Confidentiality
During the last several years, you have provided legal advice and counsel on several highly confidential issues which impacted Cooper relative to personnel and legal matters. You specifically agree to maintain all such information related to Cooper in confidence, unless already made public, and you will not use any Cooper proprietary information for any purpose other than performing services for Cooper for the duration of your employment.
The terms of this letter and the separation-related benefits available to you from Cooper are highly personal and reflect the contributions you have made to Cooper over the years. As a result, we have asked that you respect the personal nature of these arrangements by maintaining this information in the strictest confidence. Consequently, we have agreed that you will reveal the terms of this Agreement and the separation benefits provided to you by Cooper only to your spouse, your personal tax advisor and your attorney, and only to the extent these individuals agree to maintain the confidentiality of these matters.
We have also agreed that this information may be disclosed as required by law but only in proceedings not initiated by you or on your individual behalf, except for proceedings initiated by you to enforce this Agreement. We have further agreed that the Company may cease payments pursuant to this Agreement in the event you do not comply with any obligations imposed on you pursuant to this Agreement.
The Agreement shall be construed in accordance with Texas law without regard to principles of conflicts of law, and any action to enforce this Agreement shall be brought solely in the courts of Harris County, Texas.
If the foregoing clearly and fully reflects our understanding, please so indicate by signing and returning the enclosed copy of this letter to me as well as a signed copy of the attached Waiver & Release, which is a necessary condition and consideration for receipt of the additional compensation and stock awards described herein.
Sincerely,
Kirk S. Hachigian
Chairman, Chief Executive Officer and President
Enclosure

Acknowledged:	/s/ David R. Sheil	9/3/06

	David R. Sheil	Date

WAIVER AND RELEASE
I have read the letter to me dated September 1, 2006 regarding the termination of my employment with Cooper Industries, Ltd. (“the Company”) effective January 2, 2007, and I agree to the terms outlined in that letter, which are incorporated herein by reference (the “Agreement”).
In consideration of the Company’s agreement to provide me with 1) continued employment through January 2, 2007 on the terms outlined in the Agreement; 2) continued salary payments as described in the Agreement; 3) eligibility to receive restricted stock units awarded in 2002 and 4) continued eligibility for performance shares under grants to me in 2004, 50% of which is consideration for release of any and all claims under the Age Discrimination in Employment Act, as amended (“ADEA”), I hereby provide the following complete wavier and release. I waive and release the Company, its respective affiliates, subsidiaries and parent companies, and its past, present, and future officers, directors, attorneys, insurers, agents, servants, representatives, employees, predecessors and successors in interest, assigns, benefit plans, heirs, relations, successors, executors, administrators, and any other persons or firms for whom the Company could be legally responsible (collectively, “Released Cooper Parties”) from any and all present employment or termination related claims, damages, actions, rights, demands, and causes of action, whether known or unknown, arising from, but not limited to, my employment and any discrimination on the basis of sex, race, color, national origin, religion, disability or veteran status; Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Employee Retirement Income Security Act of 1974, as amended, the American With Disabilities Act of 1990, as amended, the Workers Adjustment and Retraining Notification Act, as amended, The Immigration Reform and Control Act, as amended, the Occupational Safety and Health Act, as amended, the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, the Family Medical Leave Act, and any other federal, state, or local civil or human rights law or any other federal, state or local law, regulation or ordinance. I further waive and release any claims or demands arising under federal, state or local law, including but not limited to, common law claims relating to breach of any contract or agreement, wrongful discharge (including retaliatory discharge) or any other possible restrictions on the Company’s ability to terminate its employees at will, including violation of public policy, breach of any express or implied covenant of the employment contract, and breach of any covenant of good faith and fair dealing; civil actions relating to negligence, compensation, defamation, invasion of privacy, fraud, misrepresentation, denial of leave or other terms and conditions of employment, or infliction of emotional or mental distress. I further acknowledge that this Waiver and Release excludes claims related to obligations arising under the letter agreement dated September 1, 2006, any workers’ compensation claims currently pending or permitted by law and further excludes any pension or unemployment compensation benefits to which I may be otherwise entitled and any claims that controlling state law clearly states that may not be released by settlement.
I have signed this Agreement voluntarily and without coercion or duress and not based on any representations to me by any of the Released Cooper Parties. I acknowledge that I have reviewed all aspects of this Waiver and Release; that I have carefully read and fully understand

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all the provisions of this Waiver and Release; that I understand that in agreeing to this document I am releasing the Company from any and all claims I may have against them and voluntarily agree to all the terms set forth in this Waiver and Release; and that I knowingly and willingly intend to be bound by the same. I acknowledge that I was given at least 21 days to consider the terms of this Waiver and Release; and that I have been advised in writing to consult with counsel. I knowingly and voluntarily waive the remainder of the 21-day consideration period, if any, following the date I signed this Waiver and Release. I have not been asked by the Company to shorten my time period for consideration of whether to sign this release. The Company has not threatened to withdraw or alter the benefits due me prior to the expiration of the 21-day period nor has the Company provided different terms to me because I have decided to sign the release prior to the expiration of the 21-day period. I agree with the Company that changes, whether material or immaterial, do not restart the running of the 21-day consideration period. I further acknowledge that I am voluntarily accepting the Company’s offer of additional benefits as consideration for this Waiver and Release.
I understand that the furnishing of this Waiver and Release and corresponding consideration shall not be deemed or construed at anytime for any purpose as an admission by the Company of any liability or unlawful conduct of any kind. Based upon the signing of this Agreement, I affirm that I have not filed and will not cause to be filed any claim, complaint demand, or action against the Company in any form or forum. I further affirm that I am not presently a party to any claim, complaint, or action against the Company in any forum or form. I further affirm that I have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in the Agreement dated September 1, 2006. I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested.
I understand that I have a seven-day period after signing this release in which to revoke in writing any waiver of claims under the ADEA, and that this release will not be enforceable until the end of the seven-day period. No benefits will be paid under this release until the eighth day after I sign this release, at the earliest.
I understand and agree to return all confidential information, computer software or hardware, files, paper, memoranda, correspondence, customer lists, financial data, credit cards, keys, tape recordings, pictures, and security access cards, and any other items of any nature which were or are the property of the Company. I further agree not to retain any copies of any such property in my possession or under my control.
I agree not to disclose any information regarding the existence or substance of this Waiver and Release, except to my spouse, tax advisor, and an attorney with whom I choose to consult regarding this Waiver and Release.
I agree that the letter agreement dated September 1, 2006, the Secrecy Agreement and the Invention Assignment Agreement (the “Agreements”) signed by me are incorporated herein by reference and that I understand that my obligations under those Agreements remain in full force and effect.

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I agree that I shall not for any reason whatsoever and whether directly or indirectly, either alone or jointly with any person, firm or corporation at any time, in any way, make disparaging statements about the Company or any of its related entities, their products, services or employees to any person, entity, vendor, contractor, subcontractor, competitor, customer or potential customer of the Company.
I warrant that I have not assigned, pledged, or otherwise transferred any part of any claims or causes of action that are the subject of the Agreement and/or the Waiver and Release and that no other person or entity has any interest therein. I agree that, if any claims, including, but not limited to, any claims for taxes, liens, subrogated interests, assignments, pledges, transfers, contribution and/or indemnity exist, I will pay any and all obligations due as a result of any such claims, and I further agree to DEFEND, INDEMNIFY AND HOLD THE RELEASED COOPER PARTIES HARMLESS from any such claims.
I understand that following the seven-day revocation period, this release will be final and binding.
The validity of the Agreement and this Waiver and Release shall be construed under Texas law. This Waiver and Release and the Agreements constitute the complete and total agreement between the Company and me. I represent that I am not relying on any other agreements or oral representations not fully expressed in the Agreements. I agree that the Agreements shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and me.
Should any provision of the Agreements be declared invalid by a Court of competent jurisdiction, the remaining provisions shall remain in full force and effect.
As used in this Waiver and Release, the word “Company” shall mean Cooper Industries, Ltd., its incorporated divisions, wholly-owned subsidiaries, affiliates, successors and assigns, as well as its agents, employees, directors, and officers acting in their individual and/or official capacity.
I SIGN THIS WAIVER AND RELEASE VOLUNTARILY AND AM NOT RELYING ON ANY STATEMENT OR PROMISE OTHER THAN AS CONTAINED IN THE AGREEMENTS AND THIS WAIVER AND RELEASE. I AGREE THAT I HAVE BEEN AND AM ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS WAIVER AND RELEASE

Signed by:	/s/ David R. Sheil	For the Company:	/s/ Kirk S. Hachigian

	David R Sheil		Kirk S. Hachigian Chairman, CEO and President

Dated:	9/4/06	Dated:	9/1/06

Witnessed by:	Regina M. Sheil

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Attachment A
ABB
Acuity Brands — Lithonia Lighting
Eaton Corp.
EGS/Appleton
Genlyte
Hubbell Inc.
Leviton
Pentair, Inc.
Schneider Electric
The Stanley Works
Thomas & Betts Corp.

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